Exhibit 99.1

PMG Intermediate Holding Corporation

And Subsidiaries

Consolidated Financial Report

12.31.2017

Contents

Independent auditor’s report	1-2

Financial statements

Consolidated balance sheet	3
Consolidated statement of income	4
Consolidated statement of comprehensive income	5
Consolidated statement of stockholder’s equity	6
Consolidated statement of cash flows	7
Notes to consolidated financial statements	8-19

Independent Auditor’s Report

To the Board of Directors

PMG Intermediate Holding Corporation and Subsidiaries

Pierceton, Indiana

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of PMG Intermediate Holding Corporation and its Subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of income, comprehensive income, stockholder’s equity and cash flows for the year then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PMG Intermediate Holding Corporation and its Subsidiaries as of December 31, 2017, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the December 31, 2017 consolidated financial statements have been restated to reflect the Company’s revocation of the adoption of the Private Company Council alternatives. Our opinion is not modified with respect to this matter.

/s/ RSM US LLP

Elkhart, Indiana

April 4, 2018

PMG Intermediate Holding Corporation and Subsidiaries

Consolidated Balance Sheet

December 31, 2017

As Restated
Assets
Current assets:
Cash	$15,905,385
Trade receivables	19,510,151
Inventories	20,376,198
Other current assets	1,517,794
Deferred income taxes	750,742

Total current assets	58,060,270

Property, equipment and leasehold improvements, net	32,893,254

Goodwill	49,946,257

Other intangible assets	49,580,640

Other assets	3,773,319

$194,253,740

Liabilities and Stockholder’s Equity
Current liabilities:
Current maturities of long-term debt	$880,000
Accounts payable	9,361,937
Income taxes payable	179,063
Accrued expenses	12,165,129

Total current liabilities	22,586,129

Long-term debt, less current maturities	83,012,361

Deferred income taxes	9,274,417

Commitments and contingencies

Stockholder’s equity:
Common stock, par value $0.01, 100 shares issued and outstanding	1
Additional paid-in capital	82,601,650
Accumulated deficit	(3,438,740)
Accumulated other comprehensive income	217,922

79,380,833

$194,253,740

See notes to consolidated financial statements.

PMG Intermediate Holding Corporation and Subsidiaries

Consolidated Statement of Income

Year Ended December 31, 2017

As Restated
Net sales	$140,979,278
Cost of sales	107,818,700

Gross profit	33,160,578

Operating expenses:
Selling expenses	2,224,460
General and administrative expenses	19,702,307
Amortization of intangible assets	4,864,336

26,791,103

Operating income	6,369,475

Nonoperating income (expense):
Interest income	68,981
Interest expense	(7,971,558)
Other income	1,548,258

(6,354,319)

Income before income taxes	15,156

Income tax (credits)	(7,279,969)

Net income	$7,295,125

See notes to consolidated financial statements.

PMG Intermediate Holding Corporation and Subsidiaries

Consolidated Statement Of Comprehensive Income

Year Ended December 31, 2017

As Restated
Net income	$7,295,125
Foreign currency translation adjustment	1,986,994

Comprehensive income	$9,282,119

See notes to consolidated financial statements.

PMG Intermediate Holding Corporation and Subsidiaries

Consolidated Statement of Stockholder’s Equity

Year Ended December 31, 2017

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2016, as restated	$1	$82,345,345	$(10,733,865)	$(1,769,072)	$69,842,409
Net income, as restated	—	—	7,295,125	—	7,295,125
Equity-based compensation cost	—	256,305	—	—	256,305
Foreign currency translation adjustment	—	—	—	1,986,994	1,986,994

Balance, December 31, 2017, as restated	$1	$82,601,650	$(3,438,740)	$217,922	$79,380,833

See notes to consolidated financial statements.

PMG Intermediate Holding Corporation and Subsidiaries

Consolidated Statement Of Cash Flows

Year Ended December 31, 2017

As Restated
Cash flows from operating activities:
Net income	$7,295,125
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,888,431
Amortization of intangible assets	4,864,336
Amortization of deferred financing costs	549,648
Deferred financing costs written off due to debt refinance	1,098,802
Other	(131,607)
Deferred income taxes	(9,089,112)
Change in assets and liabilities:
Decrease (increase) in:
Trade receivables	(2,113,352)
Inventories	(1,728,428)
Other assets	(401,864)
Increase in:
Accounts payable	2,692,760
Income taxes payable	277,885
Accrued expenses	4,831,187

Net cash provided by operating activities	16,033,811

Cash flows from investing activities:
Purchases of property and equipment	(8,879,646)

Net cash used in investing activities	(8,879,646)

Cash flows from financing activities:
Payments of deferred financing costs	(2,486,382)
Proceeds from issuance of debt	88,000,000
Net payments on line of credit	(1,600,000)
Payments on notes payable	(81,441,747)

Net cash provided by financing activities	2,471,871

Effect of exchange rate changes on cash	451,929

Increase in cash	10,077,965

Cash, beginning	5,827,420

Cash, ending	$15,905,385

See notes to consolidated financial statements.

PMG Intermediate Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note	1. Nature of Business, Principles of Consolidation and Significant Accounting Policies

Nature of business: PMG Intermediate Holding Corporation (“Intermediate”) and PMG Acquisition Corporation (“PMG”) were formed in 2013 to effect the acquisition of PMG’s wholly owned subsidiary, Paragon Medical, Inc., and its subsidiaries (collectively the “Company”). The Company is a worldwide supplier of surgical instrument delivery systems, surgical instrumentation, implantable components and design and development services to the medical device marketplace. The Company provides a wide range of services and innovative solutions to support the strategic needs of its customers through its multiple offices and production facilities in the United States, Switzerland, China, and Poland. Sales of surgical instrumentation and implantable components accounts for approximately 67 percent of total revenue, and surgical instrument delivery systems account for approximately 33 percent of the revenue. The Company’s foreign subsidiaries account for approximately 22 percent of total net revenue.

The Company is a wholly-owned subsidiary of Paragon Equity, LLC (“Parent”).

Principles of consolidation: The consolidated financial statements include the accounts of all subsidiaries of the Company. All intercompany transactions and balances are eliminated in consolidation.

Significant accounting policies:

Use of estimates: Preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash: The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.

The Company also maintains cash in foreign bank accounts totaling approximately $7,797,000.

Trade receivables: Receivables are recorded at their invoice amounts adjusted for any charge-offs and the allowance for doubtful accounts. The Company evaluates the credit worthiness of its customers on a periodic basis. The allowance for doubtful accounts was $50,000 at December 31, 2017. The Company generally does not require collateral. Accounts are considered past due based on their individual invoice terms.

The allowance for doubtful accounts is maintained at a level, which, in management’s judgment, is adequate to absorb potential losses inherent in the accounts receivable. The amount of the allowance is based on management’s evaluation of the collectability of the accounts, including the credit concentrations, trends in historical loss experience, specific uncollectable accounts receivable, and economic conditions. The allowance is increased by a provision for bad debts, which is charged to expense. Write-offs are charged against the allowance when management believes the uncollectability of an account is confirmed. Subsequent recoveries, if any, are credited to the allowance.

Inventories: Inventories are stated at the lower of cost or net realizable value. Cost is determined on the first-in, first-out method.

PMG Intermediate Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Property, equipment and leasehold improvements: Property, equipment and leasehold improvements are stated at cost. Depreciation on leasehold improvements and assets acquired under capital leases is over the lesser of the estimated useful life or the remaining lease term. Depreciation expense on assets acquired under capital leases is included with depreciation on owned assets. Depreciation on buildings and equipment is computed on the straight-line method over the following estimated useful lives:

Years
Building	40
Machinery and equipment	2-7
Furniture and fixtures	5-7
Computer equipment	3-5

Revenue recognition: The Company recognizes revenue from sales of products when title passes to the customer and collectability is reasonably assured. The Company estimates and recognizes sales returns and discounts as a reduction in net sales in the same period that the sale is recognized. Revenue related to product development services is recognized on an as earned basis. For payments received in advance of the provision of development services, these amounts are recorded as deferred income.

Goodwill: The Company assesses goodwill for impairment annually on December 31 of each year as well as when an event triggering impairment may have occurred, by first assessing qualitative factors to determine whether it is more likely than not that the reporting unit’s fair value is less than its carrying amount. If this assessment indicates that fair value of the reporting unit is more likely than not to be less than book value, the Company performs a two-step impairment test. The first step tests for impairment, while the second step, if necessary, measures the impairment. If the fair value of the reporting unit is less than the carrying value of the net assets and related goodwill, the Company performs the second step to determine the amount of impairment loss, if any. Impairment losses, limited to the carrying value of goodwill, represent the excess of the carrying amount of a reporting unit’s goodwill over its implied fair value. Based on the results of the assessment of qualitative factors, the Company concluded that its goodwill was not impaired.

Intangible assets: Amortization of intangible assets is computed by the straight-line method, with no residual value, over their estimated useful lives.

The Company reviews its long-lived assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets. During the year ended December 31, 2017, as a result of its evaluation of long-lived assets, the Company determined no impairment loss was necessary.

Deferred financing costs: Amortization of deferred financing costs is computed over the term of the related debt.

Interest rate cap agreement: The Company accounts for its interest rate cap agreement as either an asset or a liability at its fair value in the consolidated balance sheet with the changes in the fair value reported in current-period earnings.

Equity-based compensation: The Company accounts for equity-based payment awards made to employees and directors by measuring and recognizing compensation expense based on estimated fair values. The Company estimates the fair value of equity-based payment awards on the date of grant using an option-pricing model to establish fair value of the equity or liability instruments it issues. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statement of income.

PMG Intermediate Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Income taxes: Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the consolidated statement of income.

Other income: For the year ended December 2017, other income includes approximately $1.2 million from a litigation settlement related to a dispute regarding the assets received from the acquisition of its Polish subsidiary in 2015.

Currency exchange transactions and translation: The financial statements of the Company’s foreign subsidiaries are translated into U.S. dollars using the exchange rate at the consolidated balance sheet date for the assets and liabilities, the historical exchange rates for stockholder’s equity and an average exchange rate for the period for net sales, expenses and gains and losses. Translation adjustments are recorded in accumulated other comprehensive income on the consolidated balance sheet.

The functional currency of the Company’s foreign subsidiaries is the same as their local currency, except for Poland whose functional currency is Euros. Foreign subsidiary transactions that are denominated in a foreign currency are translated into the functional currency of the subsidiary at the rate of exchange on the date of the transactions. Any assets/liabilities denominated in a foreign currency are adjusted at each balance sheet date to the rate of exchange at that date. Changes in the relative values of the foreign currency and the functional currency are included in operations each year as currency exchange gains or losses. Substantially all foreign subsidiary transactions are denominated in either the local currency, Euros or U.S. dollars. The Company’s U.S. subsidiaries do not have material transactions denominated in a foreign currency. Exchange gains or losses were not material for any of the years presented and are recognized for income tax purposes only when funds are transferred.

Pending accounting pronouncements: In May 2014, the FASB issued Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (Topic 606), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. This standard will supersede most current revenue recognition guidance. Under the new standard, entities are required to identify the contract with a customer, identify the separate performance obligations in the contract, determine the transaction price, allocate the transaction price to the separate performance obligations in the contract and recognize the appropriate amount of revenue when (or as) the entity satisfies each performance obligation. The standard is effective for fiscal years beginning on or after December 15, 2018. Entities have the option of using either retrospective transition or a modified approach in applying the new standard. The Company is evaluating the impact the adoption of the new standard will have on the Company’s consolidated financial statements.

PMG Intermediate Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

In November 2015, the FASB issued ASU 2015-07, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. This ASU simplifies the presentation of deferred income taxes by eliminating the requirement for entities to separate deferred tax liabilities and assets into current and noncurrent amounts in classified balance sheets. Instead, it requires deferred tax assets and liabilities be classified as noncurrent in the balances sheet. The new standard is effective for financial statements issued for annual periods beginning after December 5, 2017. Early adoption is permitted, and this ASU may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company has not yet selected a transition method and is evaluating the impact of the adoption of this standard on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2019. The Company is evaluating the impact the adoption of the new standard will have on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU simplifies the measurement of goodwill impairment by eliminating the requirement that an entity compute the implied fair value of goodwill based on the fair values of its assets and liabilities to measure impairment. Instead, goodwill impairment will be measured as the difference between the fair value of the reporting unit and the carrying value of the reporting unit. The ASU also clarifies the treatment of the income tax effect of tax deductible goodwill when measuring goodwill impairment loss. ASU 2017-04 will be effective for the Company beginning on January 1, 2022. ASU 2017-04 must be applied prospectively with early adoption permitted. The adoption of ASU 2017-04 is not expected to have a material impact on the consolidated financial statements.

Fair value of financial instruments: The following methods and assumptions were used to estimate the fair value of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents, trade receivables, accounts payable: The carrying amounts approximate fair value due to the short maturity of those instruments.

Long-term debt: The carrying value of the Company’s debt approximates fair value based on the recent debt refinancing and the terms of outstanding debt approximating terms currently available to the Company.

Interest rate cap: The fair value of the interest rate cap was estimated by discounting the expected future cash flows of both the fixed rate and variable rate interest payments using discount rates with consideration given to non-performance risk.

Class P units in the Parent: The fair value of the class P units has been estimated using the Black-Scholes option valuation model.

Subsequent events: The Company has evaluated subsequent events for potential recognition and/or disclosure through April 4, 2018, the date the financial statements were available to be issued.

Note 2. Restatement

The consolidated financial statements as of and for the year ended December 31, 2017 have been restated to reflect the Company’s revocation of the Private Company Council alternatives which had been adopted effective January 1, 2015. The impacts of the revocation were: reversal of all previously recorded goodwill amortization, recording customer base and order backlog intangibles separately from goodwill with respect to the 2015 acquisition of the Company’s Polish subsidiary, recording amortization on those separate intangibles, and recording the related income tax effects of these adjustments.

PMG Intermediate Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following consolidated financial statement line items were affected by the restatements:

	As Originally Reported	Adjustment	As Restated
Balance sheet:
Goodwill	$39,131,563	$10,814,694	$49,946,257
Other intangible assets	43,210,640	6,370,000	49,580,640
Total assets	177,069,046	17,184,694	194,253,740

Deferred income taxes	7,771,097	1,503,320	9,274,417
Retained earnings (deficit)	(19,120,114)	15,681,374	(3,438,740)
Total liabilities and stockholders’ equity	177,069,046	17,184,694	194,253,740

Statement of income:
Amortization of intangible assets	9,544,560	(4,680,224)	4,864,336
Income tax (credits)	(6,169,769)	(1,110,200)	(7,279,969)
Net income	1,504,701	5,790,424	7,295,125

Note 3. Inventories

At December 31, 2017 inventories consisted of the following:

Raw materials	$5,313,198
Work in process	9,416,146
Finished goods	5,646,854

$20,376,198

Note 4. Property, Equipment and Leasehold Improvements

The cost of leasehold improvements and equipment and the related accumulated depreciation at December 31, 2017 are as follows:

Land and building	$551,315
Leasehold improvements	7,557,171
Machinery and equipment	53,621,848
Furniture and fixtures	1,200,917
Computer equipment	6,625,517

69,556,768
Less accumulated depreciation	36,663,514

$32,893,254

Future commitments to complete the construction of assets listed as construction in progress are approximately $1,488,000 at December 31, 2017. Construction in progress totaled approximately $3,612,000 at December 31, 2017, and is included primarily in machinery and equipment and computer equipment in the above table.

PMG Intermediate Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5. Intangible Assets

Intangible assets at December 31, 2017 consist of the following:

	Cost	Accumulated Amortization	Net Book Value	Estimated Useful Lives
Customer base	$59,600,000	$16,441,044	$43,158,956	10-15
Trade name	8,815,000	2,393,316	6,421,684	15

Total other intangible assets	$68,415,000	$18,834,360	$49,580,640

Aggregate amortization expense of intangible assets for the year ended December 31, 2017 was approximately $4,864,000. Annual amortization of intangible assets for the years ending December 31, 2018 through 2022 and thereafter is as follows:

2018	$4,864,334
2019	4,864,334
2020	4,864,334
2021	4,864,334
2022	4,864,334
Thereafter	25,258,970

$49,580,640

Note 6. Other Assets

Other assets at December 31, 2017 are as follows:

Cash surrender value of life insurance	$2,623,721
Other	1,149,598

$3,773,319

Note 7. Line of Credit and Long-Term Debt

Effective May 22, 2017, the Company refinanced its existing debt and entered into a credit agreement with two financial institutions which included a term loan for $88 million, a revolving loan for $7.5 million and a swing loan for $2.0 million. This credit agreement requires quarterly principal payments for $220,000 per quarter and matures in May 2022. The Company has the option of electing the LIBOR interest rate or the Prime interest rate as the base for determining the interest rate on the term loan. The interest rate on borrowings is 5.25 percent plus the prime base rate, or 6.25 percent plus LIBOR rate, with a minimum LIBOR rate of 1.0 percent. In addition, a non-use fee payable monthly is charged at an annual rate of .5 percent. The credit agreement contains various restrictive covenants including limits on investments, acquisitions, capital distributions and capital leases. It also requires that the Company maintain a minimum Debt to EBITDA ratio for each reporting quarter. The effective aggregate interest rate was 7.6 percent at December 31, 2017.

As a result of this refinancing, approximately $1,099,000 of deferred financing costs were written off representing the unamortized balance from the previous financing. Fees related to the new refinancing agreement totaling $2,486,382 were capitalized in May 2017 and will be amortized over the five year term of the loan.

PMG Intermediate Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Prior to the refinancing in May 2017, the Company was under credit agreements with five lending institutions including a senior credit loan, a senior Term B loan and a revolving line of credit with a maturity date of December 5, 2018. The term loan interest was determined based on an incentive pricing schedule whereby the interest rate decreased as the ratio of debt to EBITDA decreases. The Company had the option of electing the LIBOR interest rate or the Prime interest rate as the base for determining the interest rate on the term loan and interest is payable monthly. The revolving line of credit provided for borrowings up to $20,000,000. The amended term loan provided for quarterly principal payments on the original term loan and the Term Loan B of $475,000 in 2015 through the third quarter of 2016, $693,750 in the fourth quarter of 2016 and in 2017, and $912,500 in 2018, with the outstanding balance of $48,278,750 due at maturity on December 5, 2018, less any excess cash flow payments made prior to maturity. The Term A Loan, including the U.S. dollar and Euro loan tranches, provides for quarterly principal payments of $269,040 in 2015 through the third quarter of 2016, $395,217 in the fourth quarter of 2016 and in 2017, and $538,079 in 2018, with the outstanding balance of $21,699,633 due at maturity on December 5, 2018.

Long-term debt at December 31, 2017 is as follows:

Revolving line of credit	$—
Term loans, net of deferred financing costs	86,030,000

86,030,000
Less deferred financing costs (net of $348,783 of accumulated amortization)	(2,137,639)
Less current maturities	(880,000)

$83,012,361

Maturities of long-term debt are as follows:

2018	$880,000
2019	880,000
2020	880,000
2021	880,000
2022	82,510,000

$86,030,000

Note 8. Interest Rate Cap and Fair Value Measurements

Interest rate cap: The Company maintains an interest rate risk management strategy that uses an interest rate cap derivative instrument to minimize significant, unanticipated earnings fluctuations caused by interest-rate volatility.

In February 2015, the Company entered into an interest rate cap agreement with an original notional principal amount of $21,829,450 which increased to $39,486,202 in March 2017 and then amortizes down to $35,613,918 by the maturity date in December 2018. The maximum rate for this agreement is 4.0 percent.

PMG Intermediate Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Under the agreement, the Company’s interest rate is capped for the entire term of the hedge at a maximum stated rate plus the LIBOR margin which varies based upon the debt to EBITDA ratio as of the end of each quarter. The Company is exposed to credit loss in the event of nonperformance by the counter party to the interest rate cap agreement. However, the Company does not anticipate nonperformance by the counter party. Although the cap is an interest rate hedge, the Company has chosen not to account for the cap as a “cash-flow” hedge instrument, as defined by accounting principles generally accepted in the United States of America, and therefore the gain or loss on the cap is recognized in the statement of income as interest expense in the period of change.

Fair value measurements: The Company uses a framework for measuring fair value of all financial instruments that are being measured and reported on a fair value basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1	Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury and federal agency securities and federal agency mortgage-backed securities, which are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2	Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or similar assets or liabilities.

Level 3	Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

For the year ended December 31, 2017, the application of valuation techniques applied to similar assets and liabilities has been consistent.

The fair value and change in fair value of the interest rate cap was immaterial as of and for the year ended December 31, 2017. The interest rate cap is the only asset or liability measured at fair value on a recurring basis and has been classified as Level 3 at December 31, 2017.

PMG Intermediate Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9. Operating Leases

The Company leases facilities under operating leases, which expire at various dates through December 2028. Monthly lease payments range from $1,696 to $44,333 per month. The Company is required to pay all taxes, insurance, repairs and maintenance on the leased premises. In addition, the leases include various options to extend the lease terms. The Company also leases vehicles and equipment under operating leases, which expire at various dates through December 2018. Monthly lease payments range from $38 to $5,000 per month.

Future minimum lease payments for operating leases are as follows:

2018	$2,507,334
2019	2,360,104
2020	2,308,957
2021	2,279,796
2022	2,257,617
Thereafter	10,170,846

$21,884,654

During 2017 the Company reported rent expense of approximately $2,478,000.

Note 10. Equity Incentive Plan

The Company has an equity incentive plan for executives and directors that granted Class C and P common units of the Parent at no cost to the recipients.

Certain of these units vest annually over a five year period of time and the rest are subject to performance vesting upon a sale of the Company based upon a sales cash multiple realization. For the time based units, vesting is accelerated upon a sale of the Company. For the year ended December 31, 2017, expenses recognized associated with vesting of the grants issued to executives and directors was $256,305. Unrecognized compensation cost at December 31, 2017 related to the non-vested class P units for executives and directors is approximately $115,441.

Note 11. Income Taxes

New Tax Legislation

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act tax reform legislation (“TCJA”). This legislation makes significant changes in U.S. tax law including a reduction in the corporate tax rates, changes to net operating loss carryforwards and carrybacks, and a repeal of the corporate alternative minimum tax. The legislation did reduce the U.S. corporate tax rate from the current rate of 35 percent to 21 percent effective January 1, 2018. As a result of the enacted law, the Company was required to revalue deferred tax assets and liabilities at the rate in effect during their scheduled reversal. This revaluation resulted in a benefit of approximately $7,226,000 to income tax expense and a corresponding reduction in net deferred tax liabilities. The new legislation will require the Company to pay tax on the unremitted earnings of its foreign subsidiaries through December 31, 2017. Because of the complexities involved in determining the previously unremitted earnings and profits of all our foreign subsidiaries, the Company is still in the process of obtaining, preparing, and analyzing the required information and expects to finalize and record its estimate of the impact in its 2018 consolidated financial statements. The other provisions of the Tax Cuts and Jobs Act did not have a material impact on the consolidated financial statements.

PMG Intermediate Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The components of the provision for income taxes for the year ended December 31, 2017 consist of the following:

Current:
Federal	$484,294
Foreign	1,353,123
State	(28,274)

1,809,143

Deferred:
Federal	(9,526,038)
Foreign	488,555
State	(51,629)

(9,089,112)

$(7,279,969)

Total:
Federal	$(9,041,744)
Foreign	1,841,678
State	(79,903)

$(7,279,969)

The provisions for federal and state income taxes are different from the amounts that would otherwise be computed by applying a graduated federal statutory rate of 34 percent to income before income taxes.

A reconciliation of the differences is as follows:

Federal statutory rate	34.0%
State taxes, net of federal benefit	-762.3%
Difference between foreign and U.S. tax rates	-8184.0%
Foreign income inclusions	12253.8%
Other permanent differences	1261.2%
Cumulative effect of change in state tax rate	767.3%
Federal tax credits	-5730.5%
Revaluation of deferred tax assets and liabilities due to TCJA	-47673.1%

-48033.6%

PMG Intermediate Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The components of the Company’s net deferred tax liability consist of the following:

Deferred tax liabilities:
Property and equipment	$(1,167,810)
Intangible assets	(12,052,417)

(13,220,227)

Deferred tax assets:
Net operating loss carryforward	31,982
Accrued expenses	237,502
Credits carryforward	4,010,275
Other	416,793

4,696,552

$(8,523,675)

The deferred tax amounts mentioned above have been classified on the accompanying balance sheet as of December 31, 2017 as follows:

Current assets	$750,742
Non-current liabilities	(9,274,417)

Net deferred tax liabilities	$(8,523,675)

The Company files income tax returns in the U.S. federal jurisdiction and various states jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2014.

Note 12. Employee Benefits

Health plan: The Company has a partially self-insured health plan for its employees for up to $175,000 per participant with aggregate coverage of approximately $8,772,000 for the year ending December 2017. The excess loss portion of the employees’ coverage has been reinsured with a commercial carrier.

Retirement plan: Substantially all the employees of the Company participate in a plan established under Section 401(k) of the Internal Revenue Code, effective January 1, 1997. Employees may contribute up to 90 percent of compensation to the plan. The Company matches employees’ contributions 100 percent up to the first 3 percent of income and 50 percent for the next 2 percent. The expense for the year ended December 31, 2017 was $959,965.

Bonus plan: The Company has various bonus plans for salaried employees which are based upon the Company’s financial performance.

Note 13. Management Fee

The Company incurs an annual management fee of $500,000 payable to Beecken, Petty O’Keefe and Company, the majority member of their Parent. This annual fee is included in general administrative expenses.

PMG Intermediate Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 14. Concentration of Risk

Three customers represent approximately 73 percent of the accounts receivable balance at December 31, 2017. These customers accounted for approximately 77 percent of net sales in 2017.

The Company is dependent upon one vendor, which supplied approximately 11 percent of raw material in 2017. If this vendor ceased production of this product, the Company would be forced to either find a substitute vendor or produce this material internally.

Note 15. Cash Flows Information

Supplemental information relative to the statement of cash flows for the years ended December 31, 2017 is as follows:

Supplemental disclosures of cash flow information:
Cash payments for:
Interest	$5,802,504

Income taxes	$865,529